Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	March 2, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Southeast Phoenix Distribution Center

Chicago (March 2, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.5 billion in portfolio assets and 85 properties, today announced the acquisition of Southeast Phoenix Distribution Center, a newly constructed, four-building, Class A distribution center totaling 474,000 square feet located in the Chandler submarket of Phoenix, one of the top warehouse markets within the greater Phoenix metroplex. The purchase price was $91 million.

“The broader industrial sector has proven to be resilient amid the pandemic and is on course to maintain its position as a winning property type for the foreseeable future,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “At 96 percent leased and with an average weighted lease term of more than eight years, we believe Southeast Phoenix Distribution Center, which is located in the 14th largest industrial market in the U.S., fits well within our objectives. We remain bullish on the industrial sector as the demand drivers have been stronger than any other major property type and rent growth has exceeded expectations in many markets, including Phoenix, despite an active supply pipeline.”

This investment is JLL Income Property Trust’s second industrial acquisition in the Phoenix market, having acquired the Chandler Distribution Center for $31 million in December of 2019. JLL Income Property Trust’s aggregate industrial allocation is nearly $980 million, or approximately 30 percent of its 85-property, $3.5 billion diversified core real estate portfolio which includes 38 industrial properties in 12 key markets throughout the country.

Southeast Phoenix Distribution Center fits well with JLL Income Property Trust’s thesis of investing in institutional-quality industrial assets located in close proximity to irreplaceable hubs of transportation. According to LaSalle Research & Strategy’s Core Target Market Ranking, Phoenix is a recommended industrial overweight market due to its strong returns outlook with demand consistently out-pacing supply over the past ten years.

Southeast Phoenix Distribution Center is optimally located at the confluence of the Interstate 10 and Loop 202 freeways that traverse the Southeast Valley and provide access to vast labor pools throughout metro Phoenix. The Southeast Valley has collectively been the target of more corporate relocations than any other region of metro Phoenix. The property is 15 minutes from Sky Harbor International Airport and 20 minutes from downtown Phoenix.

Constructed in 2019, the property has state-of-the-art features that accommodate a wide range of tenants, ranging from 20,000 square feet up to 135,000 square feet, and includes 32-foot clear heights, ESFR sprinkler systems, grade and dock-high doors, and full concrete truck courts with fencing.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.